Exhibit 99.1

Tobevibart Monotherapy and Combination Therapy with Elebsiran Achieved High Virologic Response and ALT Normalization in People Living with the Hepatitis Delta Virus After 12 and 24 Weeks of Treatment

– Preliminary Phase 2 SOLSTICE trial data reinforce the potential of both regimens to be transformative treatments in an area of high unmet medical need –

– Conference call scheduled for June 5, 2024, at 6:00 a.m. ET / 12:00 p.m. CEST –

SAN FRANCISCO, June 5, 2024 – Vir Biotechnology, Inc. (Nasdaq: VIR) today announced new preliminary data from its Phase 2 SOLSTICE hepatitis delta clinical trial evaluating tobevibart, an investigational monoclonal antibody, and elebsiran, an investigational small interfering ribonucleic acid, for the treatment of people living with chronic hepatitis delta. Preliminary data from the Phase 2 trial show treatment with tobevibart alone or in combination with elebsiran was generally well tolerated and participants achieved high rates of virologic response at weeks 12 and 24, durable virologic response through 48 weeks, and high rates of ALT normalization.

The Company will host an investor conference call on June 5 at 6:00 a.m. ET / 12:00 p.m. CEST to discuss these data. Originally accepted as a late-breaker poster, these data will be presented in more detail in an oral presentation on June 8 at the European Association for the Study of the Liver, EASL™ Congress 2024.

Preliminary data from the six participants reported on at the 2023 American Association for the Study of Liver Diseases (AASLD) The Liver Meeting® demonstrated sustained virologic response:

•

These participants received 12 weeks of either tobevibart or elebsiran monotherapy and then rolled over into combination therapy. All 6 participants remain on treatment. At the time of the analysis, 5 out of the 6 participants had reached 48 weeks of combination therapy and 1 had reached 40 weeks of combination therapy.

•	All 6 participants showed sustained virologic response at time of last visit

•	100% (6 of 6) achieved HDV RNA < limit of detection (LOD) or ≥ 2 log10 IU/mL decrease from baseline

•	50% (3 of 6) achieved ALT normalization

•	50% (3 of 6) achieved the combined endpoint*

•	Furthermore, 100% (6 of 6) achieved HDV RNA < the lower limit of quantification (LLOQ), 100% (6 of 6) achieved HDV RNA < LOD, and 83% (5 of 6) achieved HDV RNA target not detected (TND)

•

The majority of adverse events were Grade 1-2 and transient in nature with no reported serious adverse events, no ALT flares and no Grade 2 or higher elevations in liver function tests (LFTs) were observed.

Preliminary de novo combination of tobevibart + elebsiran (monthly dosing) data demonstrated rapid and high rates of virologic suppression and ALT normalization:

•	Week 12: Among 27 participants

•	100% (27 of 27) achieved HDV RNA < LOD or ≥ 2 log10 IU/mL decrease from baseline

•	44% (12 of 27) achieved ALT normalization

•	44% (12 of 27) achieved the combined endpoint*

•	Furthermore, 52% (14 of 27) achieved HDV RNA < LLOQ, 37% (10 of 27) achieved HDV RNA < LOD, and 15% (4 of 27) achieved HDV RNA TND

•	Week 24: Among 11 participants

•	100% (11 of 11) achieved HDV RNA < LOD or ≥ 2 log10 IU/mL decrease from baseline

•	64% (7 of 11) achieved ALT normalization

•	64% (7 of 11) achieved the combined endpoint*

•	Furthermore, 100% (11/11) achieved HDV RNA < LLOQ, 91% (10 of 11) achieved HDV RNA < LOD, and 55% (6 of 11) achieved HDV RNA TND

•	Similar rates of virologic suppression and ALT normalization were observed in participants who are non-cirrhotic (n=6) and those with compensated cirrhosis (CPT-A, n=5).

•	The majority of adverse events were Grade 1-2 and transient in nature with no treatment-related serious adverse events, no ALT flares and no Grade 2 or higher elevations in LFTs were observed.

Preliminary tobevibart monotherapy (twice monthly dosing) data demonstrated high rates of virologic suppression and ALT normalization:

•	Week 12: Among 26 participants

•	73% (19 of 26) achieved HDV RNA < LOD or ≥ 2 log10 IU/mL decrease from baseline

•	54% (14 of 26) achieved ALT normalization

•	38% (10 of 26) achieved the combined endpoint*

•	Furthermore, 27% (7 of 26) achieved HDV RNA < LLOQ, 19% (5 of 26) achieved HDV RNA < LOD, and 8% (2 of 26) achieved HDV RNA TND

•	Week 24: Among 11 participants

•	55% (6 of 11) achieved HDV RNA < LOD or ≥ 2 log10 IU/mL decrease from baseline

•	64% (7 of 11) achieved ALT normalization

•	55% (6 of 11) achieved the combined endpoint*

•	Furthermore, 55% (6 of 11) achieved HDV RNA < LLOQ, 46% (5 of 11) achieved HDV RNA <LOD, and 18% (2 of 11) achieved HDV RNA TND

•	The majority of adverse events were Grade 1-2 and transient in nature with no serious adverse events, no ALT flares and no Grade 2 or higher elevations in LFTs were observed.

“As the most severe form of viral hepatitis, chronic hepatitis delta poses a significant threat to millions worldwide and often leads to life-threatening complications such as cirrhosis and liver cancer. Despite the urgent need for effective and convenient therapies, the options for patients remain limited,” said Tarik Asselah, M.D., Ph.D., Professor of Hepatology at the Hôpital Beaujon, APHP, Clichy, France, and at the University of Paris, and Head of Viral Hepatitis at INSERM UMR1149, France. “The impressive reduction in HDV RNA observed in the preliminary SOLSTICE trial data surpasses any previous therapy reported to date and highlights the promise of tobevibart and elebsiran in addressing this critical unmet need.”

*

The combined endpoint (CE) is a combined response of an undetectable HDV RNA level, or a level that decreased by at least 2 log10 IU per milliliter from baseline, and normalization of the alanine aminotransferase (ALT) level.

Phase 2 SOLSTICE Trial Preliminary Data Summary Table:

	Combo Q4W rollover (monthly)[1] N = 6			De novo combination of tobevibart + elebsiran (monthly) N = 32		tobevibart monotherapy (Q2W) N = 33
	Week 12 n=6	Week 24 n=6	Week 48 n=5[2]	Week 12 n=27	Week 24 n=11	Week 12 n=26[3]	Week 24 n=11[3]
1) n (%) Virologic Response (HDV RNA < LOD or ≥ 2 log10 IU/mL decrease from baseline)	6/6 (100%)	6/6 (100%)	5/5 (100%)	27/27 (100%)	11/11 (100%)	19/26 (73%)	6/11 (55%)
2) n (%) HDV RNA < LLOQ	6/6 (100%)	6/6 (100%)	5/5 (100%)	14/27 (52%)	11/11 (100%)	7/26 (27%)	6/11 (55%)
3) n (%) HDV RNA < LOD	5/6 (83%)	5/6 (83%)	5/5 (100%)	10/27 (37%)	10/11 (91%)	5/26 (19%)	5/11 (46%)
4) n (%) HDV RNA TND	4/6 (67%)	3/6 (50%)	4/5 (80%)	4/27 (15%)	6/11 (55%)	2/26 (8%)	2/11 (18%)
5) n (%) ALT normalization	2/6 (33%)	2/6 (33%)	2/5 (40%)	12/27 (44%)	7/11 (64%)	14/26 (54%)	7/11 (64%)
6) n (%) Combined Endpoint (CE) (Rows 1 + 5)	2/6 (33%)	2/6 (33%)	2/5 (40%)	12/27 (44%)	7/11 (64%)	10/26 (38%)	6/11 (55%)

[1]	For Combo Q4W rollover baseline: Day 1 of combination therapy, 12 weeks additionally on monotherapy
[2]

Rollover cohort: All 6 participants remain on therapy. At the time of analysis, 5 participants were at week 48 and 1 was at week 40 of the combination therapy. The participant at week 40 has achieved HDV RNA TND, ALT normalization, and the CE

[3]	Responses on ITT basis and includes 4 participants who discontinued treatment, 2 due to adverse events and 2 who withdrew from the trial

HDV: Hepatitis Delta Virus

RNA: RiboNucleic Acid

LLOQ: lower limit of quantification = 63 IU/mL

LOD: limit of detection = 14 IU/mL

TND: target not detected (undetectable viral load)

*

The combined endpoint (CE) is a combined response of an undetectable HDV RNA level, or a level that decreased by at least 2 log10 IU per milliliter from baseline, and normalization of the alanine aminotransferase (ALT) level.

The Company is on track to report additional 24-week treatment data for all approximately 60 SOLSTICE participants in the fourth quarter of 2024.

“The preliminary data from our Phase 2 hepatitis delta trial provide compelling evidence that either tobevibart and elebsiran in combination or tobevibart as monotherapy could represent a transformative treatment option for individuals living with this devastating disease,” said Marianne De Backer, M.Sc., Ph.D., MBA, Vir’s Chief Executive Officer. “Recognizing the critical need for improved treatment options, we are committed to working closely with regulatory authorities to determine the next steps to bring these promising candidates to patients in need as expeditiously as possible.”

EASL oral presentation details:

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Title: Efficacy and safety of tobevibart (VIR-3434) alone or in combination with elebsiran (VIR-2218) in participants with chronic hepatitis delta virus infection: preliminary results from the phase 2 SOLSTICE trial in non-cirrhotic and compensated cirrhotic participants (OS-127)

Session: Viral hepatitis B/D: Therapy

Date: Saturday, June 8

Time: 11:45 a.m. CEST (5:45 a.m. EDT)

Presenter: Tarik Asselah, M.D., Ph.D., Professor of Hepatology at the Hôpital Beaujon, APHP, Clichy, France, and at the University of Paris, and Head of Viral Hepatitis at INSERM UMR1149, France

A live webcast of the June 5 investor call will be made available on https://investors.vir.bio and a recording will be archived there for 30 days.

The EASL oral scientific presentation will be made available under Events & Presentations in the Investors section of the Vir website following the presentation on June 8th.

About the Phase 2 SOLSTICE Trial

The SOLSTICE trial (NCT05461170) is evaluating the safety, tolerability and efficacy of tobevibart and elebsiran for the treatment of people living with chronic hepatitis delta. One cohort is evaluating the combination of tobevibart and elebsiran dosed every 4 weeks with a second cohort evaluating tobevibart monotherapy every 2 weeks. Approximately 50% of participants have compensated cirrhosis.

About Tobevibart (VIR-3434)

Tobevibart is an investigational subcutaneously administered antibody designed to inhibit entry of hepatitis B and hepatitis delta viruses into hepatocytes, neutralize both hepatitis B virus and hepatitis delta virus virions and to reduce the level of virions and subviral particles in the blood. Tobevibart, which incorporates Xencor’s Xtend™ and other Fc technologies, has been engineered to have an extended half-life and was identified using Vir’s proprietary monoclonal antibody discovery platform.

*

The combined endpoint (CE) is a combined response of an undetectable HDV RNA level, or a level that decreased by at least 2 log10 IU per milliliter from baseline, and normalization of the alanine aminotransferase (ALT) level.

About Elebsiran (VIR-2218)

Elebsiran is an investigational subcutaneously administered hepatitis B virus-targeting small interfering ribonucleic acid (siRNA) designed to degrade hepatitis B virus RNA transcripts and limit the production of hepatitis B surface antigen. Vir believes it has the potential to have direct antiviral activity against hepatitis B virus and hepatitis delta virus. It is the first siRNA in the clinic to include Enhanced Stabilization Chemistry Plus (ESC+) technology to enhance stability and minimize off-target activity, which potentially could result in an increased therapeutic index. Elebsiran is the first asset in the Company’s collaboration with Alnylam Pharmaceuticals, Inc. to enter clinical trials.

About Vir Biotechnology, Inc.

Vir Biotechnology, Inc. is an immunology company focused on powering the immune system to transform lives by treating and preventing infectious diseases and other serious conditions, including viral-associated diseases. Vir has assembled two technology platforms that are designed to modulate the immune system by exploiting critical observations of natural immune processes. Its current clinical development pipeline consists of product candidates targeting hepatitis delta and hepatitis B viruses, and human immunodeficiency virus. Vir has several preclinical candidates in its pipeline, including those targeting influenza A and B, COVID-19, RSV/MPV and HPV. Vir routinely posts information that may be important to investors on its website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “plan,” “potential,” “aim,” “expect,” “anticipate,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Vir’s expectations and assumptions as of the date of this press release. Forward-looking statements contained in this press release include, but are not limited to, statements regarding Vir’s strategy and plans, the potential clinical effects of tobevibart and elebsiran, the potential benefits, safety and efficacy of tobevibart and elebsiran, data from Vir’s multiple ongoing trials evaluating tobevibart and elebsiran, Vir’s plans and expectations for its CHD and CHB programs, and risks and uncertainties associated with drug development and commercialization. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data or results observed during clinical trials or in data readouts; the occurrence of adverse safety events; risks of unexpected costs, delays or other unexpected hurdles; difficulties in collaborating with other companies; successful development and/or commercialization of alternative product candidates by Vir’s competitors; changes in expected or existing competition; delays in or disruptions to Vir’s business or clinical trials due to geopolitical changes or other external factors; and unexpected litigation or other disputes. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical trials may not be indicative of full results or results from later stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements, or the scientific data presented. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir’s filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

*

The combined endpoint (CE) is a combined response of an undetectable HDV RNA level, or a level that decreased by at least 2 log10 IU per milliliter from baseline, and normalization of the alanine aminotransferase (ALT) level.

Contacts:

Media

Carly Scaduto

Senior Director, External Communications

cscaduto@vir.bio

+1 314-368-5189

Investors

Richard Lepke

Senior Director, Investor Relations

rlepke@vir.bio

+1 978-973-9986

*

The combined endpoint (CE) is a combined response of an undetectable HDV RNA level, or a level that decreased by at least 2 log10 IU per milliliter from baseline, and normalization of the alanine aminotransferase (ALT) level.